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             WELLPOINT HEALTH NETWORKS INC. STOCK OPTION/AWARD PLAN
                     [AS AMENDED THROUGH JANUARY 15, 1997]



                                  ARTICLE ONE

                               GENERAL PROVISIONS

1.1     PURPOSE OF THE PLAN

        This WellPoint Health Networks Inc. Stock Option\Award Plan ("Plan"), originally adopted effective January 1, 1994 ("Effective Date"), is intended to enable WellPoint Health Networks Inc. ("Company") to offer options, restricted stock, performance shares, performance units, phantom stock, and automatic stock appreciation rights to the following eligible individuals ("Eligible Individuals"): Key employees and officers, consultants and independent contractors of the Company or of an affiliate ("Affiliate") of the Company linked to the Company by a 50% or greater chain of ownership. For these purposes, ownership means ownership of stock possessing 50% or more of the total combined voting power of the owned entity. In addition to the aforementioned discretionary grants, this Plan provides for automatic stock grants to non- employee members of the Board of Directors of the Company ("Board").


1.2     ADMINISTRATION OF THE PLAN

        A. Committee. The Plan will be administered by a committee or committees appointed by the Board and consisting of two or more members of the Board. The Board may delegate responsibility for administration of the Plan with respect to designated grant and award recipients to different committees, subject to such limitations as the Board deems appropriate.
Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time. The term "Committee," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter.

        In determining the composition of any committee or subcommittee, the Board or committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16b-3 of the Securities and Exchange Commission with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities and Exchange Act of 1934 ("1934 Act") with respect to securities of the Corporation and (ii) Section 162(m) of the Internal Revenue Code ("Code") with respect to performance units, but shall not be bound by such compliance.

        B. Authority. Each Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals and which Eligible Individuals are to receive grants and/or awards under the Plan, to determine the amount and/or number of shares subject to such a grant or award, and to determine the terms of such a grant or award made under the Plan (which terms need not be identical). Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

1.3     STOCK SUBJECT TO THE PLAN

        A. Number of Shares. Shares of the Company's Common Stock ("Common Stock") available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of





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Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. The number of shares of Common Stock that may be issued under the Plan will not exceed 5 million, after adjustment for the Company's 1996 recapitalization and subject to further adjustment in accordance with the terms of the Plan. Not more than 5 million shares, after adjustment for the Company's 1996 recapitalization and subject to further adjustment as provided in Paragraph 1.3.D., may be subject to Incentive Options (as defined below).

        B. Affiliate Stock. Subject to such limits, regulatory approvals and stockholder approvals as the Committee determines to be necessary, Common Stock issuable under the Plan may include the stock of an Affiliate, a subsidiary, or a joint venture in which the Company is a participant.

        C. Expired Grants and Awards. If any outstanding grant or award under the Plan expires, is terminated, is cancelled or is forfeited for any reason before the full number of shares governed by the grant or award are issued, those remaining shares will not be charged against the limit in Paragraph A above and will become available for subsequent grants and awards under the Plan. Shares forfeited to or repurchased by the Company pursuant to its forfeiture and repurchase rights under this Plan will become available for subsequent grants and awards under the Plan. Notwithstanding the foregoing, shares for which a cash payment is made in lieu of payment in stock will not be available for subsequent grants and awards under this Plan.

        D. Adjustments. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per share in effect under automatic option grants to directors and each outstanding grant and award under the Plan and
(iii) the maximum number of shares issuable to one individual pursuant to Paragraph 1.3.E. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the grants and awards.

        E. Individual Limit. No Eligible Individual will receive options, restricted stock, performance shares, performance units, phantom stock, automatic stock appreciation rights or any combination of each under this Plan for more than 1 million shares (subject to adjustment as provided in Paragraph 1.3.D.) during any five-year period.


                                  ARTICLE TWO

                                    OPTIONS

2.1     TERMS AND CONDITIONS OF OPTIONS

        A. Type and Term. The Committee has full authority to determine whether options are to be incentive stock options ("Incentive Options") that satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified options not intended to satisfy those requirements ("Non-Qualified Options"), the time or times at which grants become exercisable, and the maximum term for which grants remain outstanding. No grants under the Plan will be exercisable after the expiration of 10 years from the date of grant.

        B. Price. The option price per share will be fixed by the Committee; provided, however, that in no event will the option price per share for Incentive Options be less than 100% of the Fair Market Value of a share of Common Stock on the date of the grant.





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        C.           Exercise and Payment.  After any option granted under the
Plan becomes exercisable, it may be exercised by notice to the Company at any time before termination of the option. The option price will be payable in full in cash or check made payable to the Company; provided, however, that the Committee may, either at the time the option is granted or at any subsequent time, and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or more of the following alternative forms:

                     (1) in shares of Common Stock valued as of the Exercise Date (defined below) and held for the requisite period to avoid a charge to earnings; or

                     (2) through a sale and remittance procedure under which the option holder delivers a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price.

For purposes of Subparagraph (2) immediately above, the "Exercise Date" is the date on which written notice of the exercise of the option is delivered to the Company. In all other cases, the Exercise Date is the date on which written notice and actual payment is received by the Company.

        D. Stockholder Rights. An option holder will have no stockholder rights with respect to any shares covered by an option before the Exercise Date of the option, as defined in the immediately preceding Paragraph.

        E. Separation from Service. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

        F. Incentive Options. Options granted under the Plan that are intended to be Incentive Options and will be subject to the following additional terms:

                     (1) Dollar Limit. To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or a greater amount permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, those options will not be treated as Incentive Options. In making this determination, options will be taken into account in the order in which they were granted.

                     (2) 10% Stockholder. If any employee to whom an Incentive Option is to be granted is, on the date of grant, the owner of stock (determined using the attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary ("10% Stockholder"), then the following special provisions will apply to the option granted to that individual:

                           (i)    The option price per share of the stock
subject to that Incentive Option will not be less than 110% of the Fair Market Value of the option shares on the date of grant; and

    (ii)   The option will not have a term in excess of 5 years from the date of grant.

                     (3) Parent and Subsidiary. For purposes of this Paragraph, "parent" and "subsidiary" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.





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                     (4)   Employees.  Incentive Options may only be granted to
employees of the Company or of a parent or subsidiary.

        G. Transferability. During the lifetime of the optionee, options will be exercisable only by the optionee and will not be assignable or transferable by the optionee otherwise than by Will or by the laws of descent and distribution following the optionee's death. However, if and to the extent that the Committee so authorizes at the time an award is granted or amended, an option or other award may, in connection with the holder's estate plan, be assigned in whole or in part during the grantee's lifetime to one or more members of the grantee's immediate family or to a trust established exclusively for one or more such family members. Rights under the assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the award pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.


2.2     CORPORATE TRANSACTIONS

        A. Termination. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the issuer of Common Stock by means of a sale, merger, reorganization, or liquidation, each award under this Plan will terminate unless assumed pursuant to a written agreement by the successor corporation or a parent or subsidiary thereof.

        B. Corporate Structure. The grant of awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


2.3     REPURCHASE RIGHTS

        The Committee may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Company or its assigns will have the right, exercisable upon the optionee's separation from service with the Company and/or its Affiliates, to repurchase any or all of the shares of Common Stock previously acquired by the optionee upon the exercise of that option. Any such repurchase right will be exercisable on such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of the repurchase right in one or more installments) as the Committee may specify in the instrument evidencing the right. The Committee will also have full power and authority to provide for the automatic termination of repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares.


                                 ARTICLE THREE

                     RESTRICTED STOCK, PERFORMANCE SHARES,
                      PERFORMANCE UNITS, AND PHANTOM STOCK


3.1     RESTRICTED STOCK

        Restricted stock granted under the Plan consists of shares of Common Stock (together with cash dividend equivalents if so determined by the Committee), the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall





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determine.  The terms, conditions and restrictions to which restricted stock is subject will be evidenced by such instruments as the Committee may from time to time approve and may vary from grant to grant. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of restricted stock.


3.2  PERFORMANCE SHARES

        Performance shares granted under the Plan consist of the right, subject to such terms, conditions and restrictions as the Committee may determine (including, but not limited to performance standards), to receive a share of Common Stock. Performance shares will be evidenced by such instruments as the Committee may from time to time approve. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of shares pursuant to performance shares. The terms, conditions and restrictions to which performance shares are subject may vary from grant to grant.


3.3  PHANTOM STOCK

        Phantom stock granted under the Plan consists of the right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of valuation of the phantom stock (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. Phantom stock will be evidenced by such instruments as the Committee may from time to time approve. The date of valuation and payment of cash under phantom stock and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) will be determined by the Committee.


3.4  PERFORMANCE UNITS

        Performance units granted under the Plan consist of the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to performance standards) as the Committee may determine. Performance units will be evidenced by such instruments as the Committee may from time to time approve. The terms, conditions and restrictions to which performance units are subject may vary from grant to grant.


3.5  CASH PAYMENTS

        The Committee may provide award holders with an election, or require a holder, to receive a portion of the total value of the Common Stock subject to restricted stock or performance shares in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.


3.6  ELECTIVE AND TANDEM AWARDS

        The Committee may award stock options, restricted stock, performance shares, phantom stock and performance units independently of other compensation or in lieu of other compensation whether at the election of the potential award holder or otherwise. The number of shares subject to options or shares of restricted stock, phantom stock, performance shares, or performance units to be awarded in lieu of other compensation will be determined by the Committee in its sole discretion and need not be equal to the foregone compensation in Fair Market Value. In addition, stock options, restricted stock, performance





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shares, phantom stock and performance units may be awarded in tandem, so that a portion of that award becomes payable or becomes free of restrictions only if and to the extent that the tandem award is not exercised or is forfeited, subject to such terms and conditions as the Committee may specify.


                                  ARTICLE FOUR

                AUTOMATIC STOCK GRANTS TO NON-EMPLOYEE DIRECTORS

        In consideration of their past services, individuals who have been non-employee members of the Board for at least six full calendar months on the Automatic Grant Date defined below ("Independent Directors") will automatically be granted Common Stock ("Automatic Stock Grants") for the number of shares of Common Stock set forth below (subject to adjustment under Paragraph 1.3.D. of this Plan) on the dates and terms set forth below.

        A. No Discretion. No person will have any discretion to select which Independent Directors will be granted Common Stock or to determine the number of shares of Common Stock to be granted to Independent Directors; provided, however, that nothing in this Plan will be construed to prevent an Independent Director from declining to receive Common Stock under this Plan.

                     B. Grants. On the last business day of the second quarter of each fiscal year of the Company that occurs after all approvals referenced in Paragraph 5.4.C. of the Plan have been obtained ("Automatic Grant Date") each continuing Independent Director will automatically receive 800 shares of Common Stock; provided that with respect to the initial Automatic Grant Date on June 30, 1996, the grant will consist of 500 shares and the delivery of 167 of those shares will be deferred until, and conditioned upon, shareholder approval of the amendment to the Plan increasing the number of shares from 333 to 500 (all figures are as adjusted for the Company's 1996 recapitalization and are subject to further adjustment under Section 1.3.D).


                                  ARTICLE FIVE

                                 MISCELLANEOUS

5.1  AMENDMENT

        A. Board Action. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action shall not adversely affect a holder's rights and obligations with respect to grants and awards at the time outstanding under the Plan and (2) certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

        B. Modification of Grants and Awards. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding grant or award under the Plan (other than an Automatic Stock Grant), to the extent not inconsistent with the Plan; provided, however, that no such modification or waiver shall, without the consent of the holder of the grant or award, adversely affect the holder's rights thereunder.


5.2  TAX WITHHOLDING





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        A.           Obligation.  The Company's obligation to deliver shares or cash upon the exercise of grants and awards under the Plan is subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

        B. Stock Withholding. The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3) any or all holders of outstanding grants or awards under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such grant or award, one or more of such shares with an aggregate Fair Market Value equal to the Federal, State and local employment and income taxes ("Taxes") incurred in connection with the acquisition of such shares. Holders of grants or awards under the Plan may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.


5.3  VALUATION

        For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan ("Fair Market Value") will be determined as follows:

                     (1) National Exchange. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the day before the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                     (2) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value will be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist will be determinative of fair market value.

                     (3) Committee. Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining Fair Market Value on that date or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.


5.4     EFFECTIVE DATE AND TERM OF PLAN

        A. Effective Date. This Plan will become effective on the Effective Date, but no Common Stock will be issued under the Plan before the Plan is approved by the holders of at least a majority of the Company's voting stock. If such stockholder approval is not obtained within twelve (12) months of the Effective Date of the Plan, then all grants and awards under the Plan will terminate, and no further grants or awards will be made under the Plan.





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        B.           Term. No options or other awards may be granted under the
Plan after June 10, 2002 ("Termination Date"), the date five years following approval of the Plan, as amended through January 15, 1997, by the shareholders of the Company. Subject to this limit, the Committee may make grants and awards under the Plan at any time after the Effective Date of the Plan and before the Termination Date.

        C. Approvals. The Plan was originally approved by shareholders on May 10, 1994 and its implementation was approved by the California Department of Corporations in connection with the Company's 1996 Recapitalization. The Board subsequently amended the Plan, as reflected in this document, for submission to the shareholders at the Company's 1997 annual meeting of shareholders. If shareholder approval of such amendments is not obtained at such meeting, the Plan shall continue in accordance with its terms as in existence before such amendments; provided, however, that the maximum number of shares with respect to which awards may be made to a single individual shall be increased to 1,000,000 shares and the maximum number of shares issuable under the Plan shall be increased solely to the extent to permit full exercise or settlement of awards made by the Committee through February, 1997. The Board may, in its discretion, condition any award under the Plan upon obtaining any other required or desired regulatory approvals.



5.5  USE OF PROCEEDS

        Any cash proceeds received by the Company from the sale of shares pursuant to grants and awards under the Plan will be used for general corporate purposes.


5.6  NO EMPLOYMENT/SERVICE RIGHTS

        Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause. Nothing contained in this Plan or in any grant or award under this Plan will affect any contractual rights of an employee or other service provider pursuant to a written employment or service agreement executed by both parties.